EXHIBIT 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Engle Homes, Inc.

     We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated November 10, 1997, relating to the consolidated financial statements of Engle Homes, Inc., which is contained in that Prospectus, and to the incorporation by reference of our report dated November 10, 1997 relating to the schedule appearing in the Company's annual report on Form 10-K/A for the year ended October 31, 1997.

     We also consent to the reference to us under the captions "Selected Consolidated Financial and Operating Data" and "Experts" in the Prospectus.

                                        BDO SEIDMAN, LLP

Miami, Florida
December 22, 1997